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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form F-3 No. 333-     ) and the related prospectus of
Amdocs Limited for the registration of $500,000,000 of 2% Convertible Notes due June 1, 2008 and 5,429,350 shares of its ordinary shares and to the incorporation by reference therein of our report dated November 2, 2000 with respect to the consolidated financial statements and schedule of Amdocs Limited included in its Annual Report (Form 20-F/A), filed with the Securities Exchange Commission on April 3, 2001.

                                            /s/ Ernst & Young LLP

New York, New York
August 15, 2001